Exhibit 10.4

Draft of Febuary 16, 2006

DPL INC.
SEVERANCE PAY AND CHANGE OF CONTROL PLAN
EFFECTIVE JANUARY 1, 2006

ARTICLE I  - INTRODUCTION

The Board of Directors of DPL Inc. (“DPL”) and the Board of Directors of The Dayton Power and Light Company (“DP&L”) (collectively, the “Company”) hereby adopt the DPL Inc. Severance Pay and Change of Control Plan (the “Plan”).  The Plan shall be effective as of the Effective Date.  The Plan is designed to (a) provide severance protection to certain Employees of the Company who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of operations and (b) enable certain Employees to make career decisions without regard to the time pressure and financial uncertainty which may result from a proposed or threatened Change of Control (as defined herein) transaction, encourage such Employees to remain employees of the Company and its Subsidiaries notwithstanding the outcome of any such proposed transaction, and to assure fair treatment of such Employees in the event of a Change of Control of the Company.

ARTICLE II  - ESTABLISHMENT OF THE PLAN

Section 2.1.                                Applicability of Plan.  The benefits provided by this Plan shall be available to all Employees who, at or after the Effective Date, meet the eligibility requirements of Article IV hereof.

Section 2.2.                                Contractual Right to Benefits.  Subject to the provisions of Article IX hereof, this Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company on the terms and subject to the conditions hereof.

ARTICLE III  - DEFINITIONS AND CONSTRUCTION

Section 3.1.                                “Affiliate” means, with respect to any person, any entity, directly or indirectly, controlled by, controlling or under common control with such person.

Section 3.2.                                “Base Pay” of a Participant means the Participant’s annual base salary rate as in effect on the Termination Date from the Participant’s Employer; provided, however, that any reductions in Base Pay following the date of a Change of Control will not be taken into account when determining Base Pay hereunder; and further provided, any reduction in Base Pay that occurs prior to a Change of Control but which the Participant reasonably demonstrates (i) was at the request of a third party who effectuates a Change of Control or (ii) otherwise occurred in connection with or in anticipation of a Change of Control which has been threatened or proposed and which actually occurs, shall not be taken into account when determining Base Pay hereunder, it being agreed that any such reduction taken following shareholder approval of a transaction which if consummated would constitute a Change of Control, shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

Section 3.3.                                “Board” means the Board of Directors of DPL Inc.

Section 3.4.                                “Cause” means:

(a)                                  any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002);

(b)                                 any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of any asset or business opportunity of the Company;

(c)                                  a conviction of, or entering into a plea of nolo contendere to, a felony;

(d)                                 an intentional, repeated or continuing violation of any of the Company’s policies or procedures that occurs or continues after the Company has given notice to the Participant that he or she has materially violated a Company policy or procedure; or

(e)                                  any breach of a written covenant or agreement with the Company, including the terms of this Plan (other than a failure to perform Participant’s duties with the Company resulting from the Participant’s incapacity due to physical or mental illness or from the assignment to the Participant of duties that would constitute Good Reason), which is material and which is not cured within 30 days after written notice thereof from the Company to the Participant

For purposes of this Plan, the Participant shall not be deemed to have been terminated for Cause under clauses (a), (b), (c), (d) or (e) hereunder unless the Participant receives a Notice of Termination setting forth the grounds for the termination at least 15 calendar days prior to the specified Termination Date.

Section 3.5.                                “Change of Control” means the consummation of any Change of Control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Board of Directors of DPL in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(a)                                  any “Person” (as such term is defined in Sections 13(d) or 14(d)(2) of the Exchange Act; hereafter, a “Person”) is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing (i) 25% or more of the combined voting power of the then outstanding Voting Stock of DPL or DP&L if the acquisition of such beneficial ownership is not approved by the Board of Directors of DPL prior to the acquisition or (ii) 50% or more of such combined voting power in all other cases; provided, however, that:

(i)                                     for purposes of this Section 3.5(a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition of Voting Stock of DPL or DP&L directly from DPL or DP&L that is approved by a majority of those persons serving as directors of the Company or DP&L on the date of this Plan (the “Original Directors”) or their Successors (as defined below), (B) any acquisition of Voting Stock of DPL or DP&L by DPL or any Subsidiary, and (C) any acquisition of Voting Stock of DPL or DP&L by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by DPL or any Subsidiary (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election);

(ii)                                  if any Person is or becomes the beneficial owner of 25% or more of the combined voting power of the then-outstanding Voting Stock of DPL or DP&L as a result of a transaction described in clause (A) of Section 3.5(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of DPL or DP&L representing 1% or more of the then-outstanding Voting Stock of DPL or DP&L, other than in an acquisition directly from DPL or DP&L that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by DPL or DP&L in which all holders of Voting Stock of DPL or DP&L are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(iii)                               a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 25% or more of the Voting Stock of DPL or DP&L as a result of a reduction in the number of shares of Voting Stock of DPL or DP&L outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of DPL or DP&L representing 1% or more of the then-outstanding Voting Stock of DPL or DP&L, other than as a result of a stock dividend, stock split or similar transaction effected by DPL or DP&L in which all holders of Voting Stock are treated equally; and

(iv)                              if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 25% or more of the Voting Stock of DPL or DP&L inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 25% of the Voting Stock of DPL or DP&L, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(b)                                 DPL or DP&L consummates a merger or consolidation, or consummates a “combination” or “majority share acquisition” in which it is the “acquiring corporation” (as such terms are defined in Ohio Rev. Code § 1701.01 as in effect on the Effective Date) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the “voting power” of DPL or DP&L or any surviving or new corporation, as the case may be, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”, excluding any merger of DP&L into DPL or of DPL into DP&L; or

(c)                                  DPL or DP&L consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL or a wholly owned subsidiary(ies) of the Company; but not including (i) a mortgage or pledge of assets granted in connection with a financing or (ii) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(d)                                 the Original Directors and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be; or

(e)                                  approval by the shareholders of DPL or DP&L of a complete liquidation or dissolution of DPL or DP&L, as the case may be.

Section 3.6.                                “Code” means the Internal Revenue Code of 1986, as amended.

Section 3.7.                                “Company” means DPL Inc., an Ohio corporation, any successor thereto as provided in Article VIII hereof, and The Dayton Power and Light Company.

Section 3.8.                                “Disability” means a Participant’s inability to perform the duties required of the Participant in his or her position with the Company on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity.

Section 3.9.                                “Effective Date” means January 1, 2006.

Section 3.10.                         “EICP” means the DPL Inc. Executive Incentive Compensation Plan, as it may be amended from time to time.

Section 3.11.                         “Employee” means a full-time salaried employee of an Employer.

Section 3.12.                         “ERISA” means Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 3.13.                         “Employer” means the Company, any Subsidiary or any Affiliate which employs a Participant or any person or entity that has adopted this Plan pursuant to Article VIII hereof.

Section 3.14.                         “Good Reason” means, following a Change of Control:

(a)                                  a demotion or a significant reduction in the Participant’s position, duties, responsibilities, and status with the Company in effect immediately prior to a Change of Control;

(b)                                 a reduction by the Company of a Participant’s base salary;

(c)                                  the taking of any action by the Company which would adversely affect a Participant’s participation in or materially reduce a Participant’s benefits under any employee benefit plans maintained by the Company for its executives or deprive a Participant of any material fringe benefit enjoyed by a Participant at the time of the Change of Control; or

(d)                                 the relocation of the Company’s principal executive offices more than 50 miles from their current location, if at the time of a Change of Control the Participant is based at the Company’s principal executive offices, or the requirement of the Participant to be based at a location more than 50 miles from the Participant’s location as of the Change of Control;

provided, however, that any event or condition described in clauses (a) through (d) that occurs prior to a Change of Control but which the Participant reasonably demonstrates (i) was at the request of a third party who effectuates a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control which has been threatened or proposed and which actually occurs, shall constitute Good Reason for purposes of this Plan notwithstanding that it occurred prior to a Change of Control, it being agreed that any such action taken following shareholder approval of a transaction which if consummated would constitute a Change of Control, shall be deemed to be in anticipation of a Change of Control provided such transaction is actually consummated.

Before a termination by a Participant will constitute termination for Good Reason, the Participant must give the Company a Notice of Termination within 30 calendar days following the occurrence of the event that constitutes Good Reason.  Failure to provide such Notice of Termination within such 30-day period shall be conclusive proof that the Participant shall not have Good Reason to terminate employment.

Good Reason shall exist only if the Employer fails to remedy the event or events constituting Good Reason within 15 calendar days after receipt of the Notice of Termination from the Participant.  If the Participant determines that Good Reason for termination exists and timely files a Notice of Termination, such determination shall be presumed to be true and the Company will have the burden of proving that Good Reason does not exist.

Section 3.15.                         “Key Employee” means a key employee as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) of an Employer.

Section 3.16.                         “Notice of Termination” means (i) a written notice of termination by the Company to the Participant provided to the Participant no less than 15 calendar days prior to the specified Termination Date or (ii) a written notice of termination for Good Reason by the Participant to the Company, in either case, setting forth in reasonable detail the specific reason for termination and the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated and the specified Termination Date.

Section 3.17.                         “Participant” means an Employee who meets the eligibility requirements of Article IV hereof, other than an Employee who, after becoming a Participant, has entered into an employment, severance or other similar agreement with the Company (other than a stock option, restricted stock, supplemental retirement, deferred compensation or similar plan or agreement or other form of participation document entered into pursuant to an Employer-sponsored plan which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a Change of Control (as defined in such separate plan or document)).

Section 3.18.                         “Participation Agreement” means an agreement between the Company and each Employee that must be executed as a condition of the Participant’s eligibility for this Plan.

Section 3.19.                         “Plan” means this Severance Pay and Change of Control Plan.

Section 3.20.                         “Plan Administrator” means the Compensation Committee of the Board.

Section 3.21.                         “Protection Period” means (i) for all Participants, excluding the individual who is the Chief Executive Officer of the Company (the “CEO”) at the time of a Change of Control, the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the first anniversary of the first occurrence of the Change of Control and (ii) for the CEO of the Company, the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the second anniversary of the first occurrence of the Change of Control.

Section 3.22.                         “Separation from Service” has the meaning ascribed to such phrase in the 409A Guidance.

Section 3.23.                         “Severance Payment” or “Severance Payments” means the payment or payments of severance compensation described in Article V hereof.

Section 3.24.                         “Severance Period” means (i) for the CEO, the period of time commencing on the Termination Date and continuing until the third anniversary of the Termination Date, (ii) for all officers, other than the CEO, the period of time commencing on the Termination Date and continuing until the second anniversary of the Termination Date, and (iii) for all other Participants, the period of time commencing on the Termination Date and continuing until the first anniversary of the Termination Date.

Section 3.25.                         “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

Section 3.26.                         “Termination Date” means the date on which the Participant’s employment terminates.

Section 3.27.                         “Voting Stock” means securities entitled to vote generally in the election of directors.

Section 3.28.                         “409A Guidance” means Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

ARTICLE IV  – ELIGIBILITY

Section 4.1.                                Participation.  Each person who is an Employee, who is designated by the Compensation Committee to be a Participant in this Plan, and who has executed a Participation Agreement shall be a Participant commencing on the date such Participant executes a Participation Agreement.

Section 4.2.                                Duration of Participation.  A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when (a) he or she ceases to be an Employee, unless such Participant is then entitled to payment of a Severance Payment as provided in Article V hereof or (b) prior to a Change of Control, the Compensation Committee designates a Participant to be ineligible to continue to participate in this Plan as a result of a change in the Participant’s job title or duties.  A Participant entitled to a Severance Payment shall remain a Participant in this Plan until the full amount of the Severance Payment has been paid to the Participant.

ARTICLE V  - SEVERANCE PAYMENTS

Section 5.1.                                Right to Severance Payment - Termination Prior to a Change of Control.

(a)                                  Subject to Section 5.3, a Participant shall be entitled to receive from the Company Severance Payments in the amount provided in Section 5.1(b), payable as described in Section 5.1(c), upon the termination by an Employer of the Participant’s employment without Cause and for reasons other than death or Disability, if the Participant is not entitled to Severance Payments under Section 5.2 as a result of such termination.

(b)                                 The amount of Severance Payments under this Section 5.1(b) shall equal the sum of (i) the Participant’s Base Pay and (ii) the amount of the Participant’s target award under the EICP for the year in which the Termination Date occurs; provided, however, that the amount of such cash payment determined pursuant to this Section 5.2(b) shall be reduced by an amount equal to the aggregate amount of any other cash payments in the nature of severance payments paid or payable by an Employer pursuant to any agreement, Plan, program, arrangement or requirement of statutory or common law (other than this Plan or cash payments received in lieu of stock incentives).

(c)                                  The Severance Payments paid pursuant to this Section 5.1 shall be paid in equal installments over the twelve month period described in this Section 5.1(c) according to the Company’s then current payroll policies.  The amount of each installment shall be equal to the total amount of the Severance Payments divided by the number of payroll dates in the twelve-month period described in this Section 5.1(c).  The period during which Severance Payments pursuant to this Section 5.1 will be paid is the twelve-month period beginning on the date 60 calendar days after the Participant’s Separation from Service and ending twelve months later.  The first installment of the Severance Payments to which a Participant is entitled under this Section 5.1 shall be paid with the first normal pay period that occurs on or after 60 calendar days after the Participant’s Separation from Service.  Notwithstanding the foregoing, if the Participant is a Key Employee, then, unless permitted pursuant to the “short-term deferral” exception under Section 409A of the Code, no Severance Payments shall be made during the six month period following the Participant’s Separation from Service, and the first six months of Severance Payments to which a Participant is entitled under this Section 5.1 shall be paid to the Participant by the Company in cash and in full, as soon as practicable following six months after the Participant’s Separation from Service.  If a Participant entitled to Severance Payments under this Section 5.1 should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid as soon as practicable following the Participant’s death to the Participant’s spouse, if living, otherwise to the personal representative of the Participant’s estate.

Section 5.2.                                Right to Severance Payment - Termination After a Change of Control.

(a)                                  Subject to Section 5.3, a Participant shall be entitled to receive from the Company Severance Payments in the amount provided in Section 5.2(b), payable as described in Section 5.2(c), if, after a Change of Control and within the Protection Period, (i) the Employer shall terminate Participant’s employment with the Employers without Cause and for reasons other than death or Disability or (ii) the Participant shall terminate employment with the Employers for Good Reason.

(b)                                 The amount of Severance Payments under this Section 5.2(b) shall equal the sum of (i) the Participant’s Base Pay multiplied by the factor set forth on Schedule A for the Participant and (ii) the amount of the Participant’s target award under the EICP for the year in which the Termination Date occurs multiplied by the factor set forth on Schedule A for the Participant;  provided, however, that the amount of such cash payment determined pursuant to this Section 5.2(c) shall be reduced by an amount equal to the aggregate amount of any other cash payments in the nature of severance payments paid or payable by an Employer pursuant to any agreement, plan, program, arrangement or requirement of statutory or common law (other than this Plan or cash payments received in lieu of stock incentives).  In addition, such Participant will be entitled to receive as Severance Payments (i) a pro rata portion of the Participant’s target award under the EICP and the DPL Inc. 2006 Executive Performance and Incentive Plan, as of the Termination Date, (ii) an amount equal to the amount that would be credited to the Participant under the Company’s Supplemental Executive Defined Contribution Retirement Plan for the applicable Severance Period, determined as if the Participant had remained employed during that period and had received remuneration each year during that period equal to the sum of the Participant’s Base Pay plus the Participant’s target award under the EICP for the year in which the Termination Date occurs, and the Code Limit, as defined in the EICP, remained unchanged during the Severance Period, (iii) continued participation in the Company’s medical plan for the Severance Period; provided, however, that such coverage shall be provided only to the extent that such coverage would not be considered “deferred compensation” subject to the requirements of Section 409A of the Code, and (iv) an amount equal to $20,000 multiplied by the factor set forth on Schedule A for the Participant.

(c)                                  Subject to the following sentence, the cash Severance Payments to which a Participant is entitled under this Section 5.2 shall be paid to the Participant by the Company in cash and in full as soon as practicable after the Participant’s Termination Date (or, if later the date the applicable revocation period for the release required in Section 5.3 has expired).  Notwithstanding the foregoing, if the Participant is a Key Employee and to the extent the “short-term deferral” exception under Section 409A of the Code does not apply, then the Severance Payment to which a Participant is entitled under this Section 5.2 shall be paid to the Participant by the Company in cash and in full, as soon as practicable following six months after the Participant’s Separation from Service.  If a Participant entitled to Severance Payments under this Section 5.2 should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid as soon as practicable following the Participant’s death to the Participant’s spouse, if living, otherwise to the personal representative of the Participant’s estate.

Section 5.3.                                Release.  Notwithstanding anything to the contrary contained in this Plan, a Participant shall not be entitled to receive any Severance Payment hereunder unless and until he or she has signed and returned to the Company a release (the “Release”) by the deadline established by the Plan Administrator (which shall be no later than 50 calendar days after the Participant’s Termination Date) and the period during which the Participant may revoke the Release, if any, has elapsed.  The Release, which shall be signed by the Participant no earlier than the Participant’s Termination Date, shall be a written document, in a form prescribed by the Company, intended to create a binding agreement by a Participant to release any claim that the Participant has or may have against the Company and certain related entities and individuals, that arise on or before the date on which Participant signs the Release, including, without limitation, any claims under the federal Age Discrimination in Employment Act.  The Release shall also include confidentiality and non-disparagement covenants.

Section 5.4.                                Third Party Removal.  Notwithstanding anything to the contrary contained in this Plan, any termination of employment of the Participant that occurs prior to a Change of Control but which the Participant reasonably demonstrates occurred at the request of a third party who had taken steps reasonably calculated to effect the Change of Control shall be deemed to be a termination or removal of the Participant after a Change of Control for purposes of this Plan.

Section 5.5.                                Breach.  The Company’s payment obligations and the Participant’s participation rights under Sections 5.1 and 5.2 shall cease in the event the Participant breaches any of the covenants contained in the Participant’s Participation Agreement or the Release.

Section 5.6.                                No Mitigation Obligation.  The Participant shall not be required to mitigate damages or the amount of his or her Severance Payment by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Participant as a result of employment after the termination of his or her employment by an Employer.

Section 5.7.                                Excess Parachute Payments.

(a)                                  Notwithstanding any provision of this Plan to the contrary, if the aggregate “present value” (as determined under Section 280G of the Code) of the “parachute payments” (as defined under Section 280G(b)(2) of the Code) to be paid or provided under this Plan or any other plan or agreement between the Participant and an Employer exceeds 300% of the Participant’s “base amount” (as defined in Section 280G(b)(3)) (“Excess Parachute Payment”) by more than 10% and is determined to be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up

Payment”). The Gross-Up Payment shall be in an amount such that, after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  The Company shall pay the required Gross-Up Payment to the Participant within thirty (30) business days after the Participant’s termination.

(b)                                 Notwithstanding any provision of this Plan to the contrary, if the aggregate “present value” (as determined under Section 280G of the Code) of the “parachute payments” (as defined under Section 280G(b)(2) of the Code) to be paid or provided under this Plan or any other plan or agreement between the Participant and an Employer exceeds 300% of the Participant’s “base amount” (as defined in Section 280G(b)(3)) by 10% or less and is determined to be subject to the Excise Tax, then the payments and benefits to be paid or provided under this Plan shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment.

(c)                                  Procedures for all determinations to be made under this Section 5.7 are set forth on Schedule B.

ARTICLE VI  - NON-SOLICITATION

Section 6.1.                                Non-Solicitation.  In the event that a Participant receives a Severance Payment pursuant to this Plan, during the Participant’s employment and for a period of two years after the Termination Date, Participant will not (i) solicit for employment with himself or herself or any firm or entity with which he or she is associated, any employee of the Company, its Subsidiaries or Affiliates, or otherwise disrupt, impair, damage or interfere with the Company’s, its Subsidiaries’ or Affiliates’ relationships with their employees or (ii) solicit for Participant’s own behalf or on behalf of any other person(s), any retail customer of the Company, its Subsidiaries or Affiliates, that has purchased products or services from the Company, its Subsidiaries or Affiliates, at any time (a) with respect to solicitation during employment, during the Participant’s employment, or (b) with respect to solicitation after employment, in the twelve months preceding the Participant’s Termination Date or that the Company, its Subsidiaries or Affiliates are actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the Company or its Subsidiaries or Affiliates or which the Company or its Subsidiaries or Affiliates have known plans to offer.

ARTICLE VII  - OTHER RIGHTS AND BENEFITS NOT AFFECTED

Section 7.1.                                Other Benefits.  Except as provided in Section 5.7, neither the provisions of this Plan nor the Severance Payments provided for hereunder shall reduce or increase any amounts otherwise payable, or in any other way affect a Participant’s rights as an employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase or employment agreement, plan (other than this Plan), program or arrangement (collectively, the “Other Plans”), except to the extent specifically provided under such Other Plans.

Section 7.2.                                Certain Limitations.  This Plan does not constitute a contract of employment or impose on any Participant, the Company or any other Employer any obligation to retain any Participant as an employee or in any other capacity, to change or not change the status, terms or conditions of any Participant’s employment, or to change or not change the Employer’s policies regarding termination of employment.

ARTICLE VIII  - SUCCESSORS

Section 8.1.                                Company’s Successor.  Without limiting the obligations of any person or entity under applicable law, the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

Section 8.2.                                Participant’s Successor.

(a)                                  This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(b)                                 The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Article VIII.  Without limiting the generality of the foregoing, the Participant’s right to receive a Severance Payment hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8.2(b), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

ARTICLE IX  - AMENDMENT AND TERMINATION

Section 9.1.                                Amendment.  This Plan may be amended by the Compensation Committee or terminated in any respect by resolution adopted by a majority of the members of the Compensation Committee.  However, if a Change of Control occurs, notwithstanding the foregoing, during the Protection Period that follows such Change of Control or following such Protection Period with respect to all Participants receiving Severance Payments attributable to terminations of employment that occurred during the Protection Period, no amendment or termination shall be effective unless, (a) in the case of amendments or terminations adopted during the Protection Period, such amendment or termination is consented to by all Participants, and (b) in the case of amendments or terminations adopted after the Protection Period, such amendment or termination is consented to by all Participants who are receiving Severance Payments attributable to terminations of employment that occurred during the Protection Period.

Section 9.2.                                Effect of Amendment or Termination.  A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder.  A proper termination of this Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder without further action; provided, however, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any Severance Payments that became payable prior to the date of such termination of the Plan.

ARTICLE X  ADMINISTRATION OF PLAN

Section 10.1.                         Administration.

(a)                                  The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan.  Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits.  The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 10.3 hereof.  Notwithstanding the foregoing, it is intended that in the event of litigation arising from a claim for benefits under Section 5.2, a reviewing court shall review de novo the Plan Administrator’s determinations with respect to such claim, and the Plan Administrator’s determinations shall not be given deference.

(b)                                 The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.

(c)                                  The Plan Administrator shall not take any action that would violate any provisions of Section 409A of the Code.  The Plan Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition rules thereunder).

Section 10.2.                         Regulations.  The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan or the 409A Guidance.  The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Section 10.3 hereof, be final and binding on all persons.

Section 10.3.                         Claims Procedures.

(a)                                  The Plan Administrator shall determine the rights of any person to any benefit hereunder.  Any person who believes that he or she has not received the benefit to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for his or her claim and the facts upon which he or she relies in making such a claim.

(b)                                 The Plan Administrator will notify the claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision.  In no event will the Plan Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Plan Administrator.

If such a claim is denied, the Plan Administrator’s notice will be in writing, will be written in a manner calculated to be understood by the claimant and will contain the following information:

(i)                                     The specific reason(s) for the denial;

(ii)                                  A specific reference to the pertinent Plan provision(s) on which the denial is based;

(iii)                               A description of additional information or material necessary for the claimant to perfect his or her claim, if any, and an explanation of why such information or material is necessary; and

(iv)                              An explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

If additional information is needed, the claimant shall be provided at least 45 days within which to provide the information and any otherwise applicable time period for making a determination shall be suspended during the period the information is being obtained.

Within 60 days after receipt of a denial of a claim, the claimant must file with the Plan Administrator, a written request for review of such claim.  If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his or her claim.  If a request for review is filed, the Plan Administrator shall conduct a full and fair review of the claim.  The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents and information relevant to the claim for benefits.  The claimant may submit issues and comments in writing, and the review must take into account all information submitted by the claimant regardless of whether it was reviewed as part of the initial determination.  The decision by the Plan Administrator with respect to the review must be given within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days.  If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision.  The decision shall be written in a manner calculated to be understood by the claimant, and it shall include

(A)                              The specific reason(s) for the denial;

(B)                                A reference to the specific Plan provision(s) on which the denial is based;

(C)                                A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and

(D)                               A statement describing any voluntary appeal procedures offered by the Plan and a statement of the claimant’s right to bring a civil action under ERISA.

The Plan Administrator’s decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons.

ARTICLE XI  - MISCELLANEOUS

Section 11.1.                         Legal Fees and Expenses.  It is the intent of the Company that Participants not be required to incur any expenses associated with the enforcement of rights under Section 5.2 of this Plan because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder.  Accordingly, if any Employer has failed to comply with any of its obligations under Section 5.2 of this Plan or in the event that any Employer, or any other person takes any action to declare Section 5.2 of this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, a Participant the benefits intended to be provided to the Participant under Section 5.2 of this Plan, each Employer irrevocably authorizes the Participant from time to time to retain counsel of his or her choice, at the expense of the Company, as hereafter provided, to represent the Participant in connection with the initiation or defense of any legal action, whether by or against any Employer, in any jurisdiction.  The Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ fees and expenses incurred by the Participant in enforcing his or her rights under Section 5.2 of this Plan individually (but not as a representative of any class) as a result of any Employer’s failure to perform under Section 5.2 of this Plan or as a result of any Employer or any person contesting the validity or enforceability of Section 5.2 of this Plan.

Section 11.2.                         Withholding of Taxes.  The Employer may withhold from any amounts payable under this Plan all foreign, federal, provincial, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

Section 11.3.                         Remedy at Law.  The Company and each Participant recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company hereby, and each Participant by execution of a Participation Agreement, agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Plan.

Section 11.4.                         Notices.  For all purposes of this Plan, all communications, including without limitation notices, consents, requests or approvals provided for herein, shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company), at its principal office and to any Participant at his or her principal residence as shown in the relevant records of the Employer, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 11.5.                         Governing Law.  This Plan shall be administered, construed and enforced according to the laws of the State of Ohio to the extent they are not preempted by the ERISA.

Section 11.6.                         Severability.  If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 11.7.                         Headings.  The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Plan and shall not be considered in the interpretation of this Plan.

Schedule A

Participant’s Position	Factor
Chief Executive Officer of the Company (“CEO”)	3x
Officers other than the CEO	2x
All Other Participants	1x

Schedule B

Gross-Up Payment Determination Procedures

(a)                                  Subject to the provisions of Section (e) of this Schedule B, all determinations required to be made under this Schedule B, including whether (i) pursuant to Section 5.7(a), a Gross-Up Payment is required to be paid by the Company to the Participant and the amount of such Gross-Up Payment or (ii) pursuant to Section 5.7(b), a reduction in the payments and benefits to be provided under this Plan is required, shall be made by the accounting firm or law firm selected by the Company (the “Tax Professional”). The Company shall direct the Tax Professional to submit its determination and detailed supporting calculations to both the Company and the Participant within thirty calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Participant.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Tax Professional hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section (e) of this Section and the Participant thereafter is required to make a payment of any Excise Tax, the Participant shall direct the Tax Professional to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Participant as promptly as possible.  Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Participant within five business days after receipt of such determination and calculations.

(b)                                 The Company and the Participant shall each provide the Tax Professional access to and copies of any books, records and documents in the possession of the Company or the Participant, as the case may be, reasonably requested by the Tax Professional, and otherwise cooperate with the Tax Professional in connection with the preparation and issuance of the determinations and calculations contemplated by Section (a) of this Schedule B.  Any determination by the Tax Professional shall be binding upon the Company and the Participant.

(c)                                  The federal, state and local income or other tax returns filed by the Participant shall be prepared and filed on a consistent basis with the determination of the Tax Professional.  The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of the Participant’s federal income tax return, or corresponding state or local tax return, if relevant, the Tax Professional determines that the amount of the Gross-Up Payment should be reduced, the Participant shall within five business days pay to the Company the amount of such reduction.

(d)                                 The fees and expenses of the Tax Professional for its services in connection with the determinations and calculations contemplated by Section (a) of this Schedule B shall be borne by the Company.  If such fees and expenses are initially paid by the Participant, the Company shall reimburse the Participant the full amount of such fees and expenses within ten business days after receipt from the Participant of a statement therefor and reasonable evidence of his or her payment thereof.

(e)                                  The Participant shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as promptly as practicable but no later than ten business days after the Participant actually receives notice of such claim and the Participant shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Participant).  The Participant shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he or she gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due.  If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i)                                     provide the Company with any written records or documents in his or her possession relating to such claim reasonably requested by the Company;

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii)                               cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Participant, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this subsection, the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this subsection and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Participant may participate therein at his or her own cost and expense) and may, at its option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay the tax claimed and sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.